GNC Holdings, Inc. Reports Third Quarter 2018 Results

•	Closes on $100 million investment from Harbin Pharmaceutical

•	Same store sales decreased 2.1%; excluding impact of loyalty points redeemed, same store sales decreased 1.3%

•	Net loss of $8.6 million; adjusted net income of $2.1 million

•	Adjusted EBITDA of $50.1 million

PITTSBURGH, November 9, 2018 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $580.2 million in the third quarter of 2018, compared with consolidated revenue of $613.0 million in the third quarter of 2017. Revenue in the prior year quarter included $20.8 million related to Lucky Vitamin, which was sold on September 30, 2017.

Same store sales decreased 2.1% in domestic company-owned stores (including GNC.com) in the third quarter of 2018. Excluding the impact of higher loyalty points redemption in the current quarter compared with the prior year quarter as the program matures, same store sales decreased 1.3%. In domestic franchise locations, same store sales decreased 4.1%.

For the third quarter of 2018, the Company reported a net loss of $8.6 million compared with net income of $21.1 million in the prior year quarter. Diluted loss per share was $0.10 in the current quarter compared with diluted earnings per share ("EPS") of $0.31 in the prior year quarter. Excluding the non-cash long-lived asset impairment and other store closing charges of $14.6 million in the current quarter and other expenses outlined in the table below, adjusted net income was $2.1 million in the current quarter compared with adjusted net income of $21.8 million in the prior year quarter, and adjusted EPS was $0.02 in the current quarter compared with $0.32 in the prior year quarter.

Adjusted EBITDA, as defined and reconciled to net (loss) income in the table below, was $50.1 million in the current quarter compared with $62.1 million in the prior year quarter.

The Company also announced the completion of the funding of a $100 million investment by Harbin Pharmaceutical Group Co., Ltd. (“Harbin”) in GNC. GNC has issued 100,000 shares of convertible preferred stock to Harbin in connection with the funding of the first tranche of the previously announced $300 million strategic investment in GNC by Harbin. Harbin has agreed to fund an additional $50 million investment by December 28, 2018 and the final tranche of approximately $150 million by February 13, 2019. GNC and Harbin will complete the formation of their previously announced joint ventures in Hong Kong and China upon the funding of the final tranche of Harbin’s investment in GNC.

“During the third quarter, although our comparable same store sales were softer than Q2, we demonstrated our ability to respond to market dynamics and drive sales improvements progressively as we moved through the quarter.” said Ken Martindale, GNC’s chairman and CEO. “With the finalized terms of our partnership with Harbin, we have completed the first important step in strengthening our capital structure and accelerating our expansion in China. Moving forward we are focusing on continuing the strategy of repositioning our business and executing our strategic plan.”

Zhang Zhenping, Chairman of Harbin, commented, “This partnership will enable us to leverage Harbin’s leadership position in China to accelerate GNC’s growth and expansion and deliver GNC products and solutions to millions.”

Key Updates

•
As we focus on optimizing profitability, we performed a detailed review of our store portfolio and identified approximately 700-900 stores in the U.S. and Canada that will be closed within the next three years at the end of their lease terms. This review also identified other stores in which we are considering alternatives such as seeking lower rent or a shorter term.

•	The International segment continued to grow with an increase in sales of 6.1%, driven by 1.5% same store sales for our franchise business.

•	At the end of September, we launched the nature-inspired Earth Genius product line that spans multiple categories and TamaFlex, an exclusive blend of botanicals proven effective for joint health.

•	GNC brand mix for domestic system-wide sales increased to 52% compared with 45% in the third quarter of 2017, and 50% in the second quarter of 2018.

•	Increase in loyalty membership of 10.7% in the current quarter compared to June 30, 2018; now 16.2 million members, including approximately 1.0 million members enrolled in PRO Access.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $15.9 million, or 3.2%, to $476.5 million for the three months ended September 30, 2018 compared with $492.4 million in the prior year quarter. E-commerce sales were 7.2% of U.S. and Canada revenue for the three months ended September 30, 2018 compared with 6.2% in the prior year quarter.

The decrease in revenue compared with the prior year quarter was primarily due to the impact of company-owned net store closures, which contributed an approximate $9 million decrease in revenue, and negative same store sales of 2.1%, which resulted in a revenue decrease of $7.7 million. In addition, domestic franchise revenue declined $3.6 million due to a decrease in retail same store sales as well as a reduction in the number of franchise stores. Partially offsetting the above decreases was an increase of $7.5 million relating to the Company’s loyalty programs; PRO Access paid membership fees and the myGNC Rewards change in deferred points liability.

Operating income decreased $20.4 million to $11.5 million, or 2.4% of segment revenue, for the three months ended September 30, 2018 compared with $31.9 million, or 6.5% of segment revenue, for the same period in 2017. In the current quarter we recorded long-lived asset impairment and other store closing charges totaling $14.6 million, and in the prior year quarter we recorded long-lived asset impairment charges of $3.9 million. Excluding these items and immaterial gains on refranchising in the current quarter and prior year quarter, operating income was $26.0 million, or 5.5% of segment revenue, in the current quarter, compared with $35.6 million, or 7.2% of segment revenue, in the prior year quarter. The decrease in operating income percentage was primarily due to lower domestic retail product margin rate as a result of adjustments to promotional pricing in response to the competitive environment in the early portion of the quarter, lower vendor funding and impacts from the new loyalty program, partially offset by a higher sales mix of proprietary product which contribute higher margins relative to third-party sales.

International

Revenues in the International segment increased $2.9 million, or 6.1%, to $51.4 million for the three months ended September 30, 2018 compared with $48.5 million in the prior year quarter primarily due to an increase in sales to our international franchisees of $3.9 million with an increase in same store sales of 1.5%.

Operating income increased $0.3 million to $16.5 million, or 32.0% of segment revenue, for the three months ended September 30, 2018 compared with $16.2 million, or 33.4% of segment revenue for the same period in 2017. Excluding joint venture start-up costs of $1.0 million in the current quarter, of which $0.6 million related to costs incurred in the first six months of 2018 within corporate costs and was reclassified to International in the current quarter, operating income was $17.4 million, or 33.9% of segment revenue, compared with $16.2 million, or 33.4%

of segment revenue, in the prior year quarter. The increase in operating income percentage was primarily due to a higher mix of franchise sales, which contribute higher margins relative to China sales.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, increased $1.0 million, or 1.9%, to $52.3 million for the three months ended September 30, 2018 compared with $51.3 million in the prior year quarter primarily due to an increase of $1.9 million in third-party contract manufacturing sales. Intersegment sales increased $5.7 million reflecting the Company's increasing focus on proprietary products.

Operating income decreased $2.3 million, or 12.0%, to $16.9 million for the three months ended September 30, 2018 compared with $19.2 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 17.5% in the prior year quarter to 14.5% in the current quarter primarily due to a lower margin rate from third-party contract manufacturing, partially offset by higher intersegment sales, which contribute higher margins.

Year-to-Date Performance

For the nine months ended September 30, 2018, the Company reported consolidated revenue of $1,805.7 million, a decrease of $112.4 million compared with consolidated revenue of $1,918.1 million for the same period in 2017. Revenue in the prior year period includes $66.2 million from Lucky Vitamin, which was sold on September 30, 2017, and $23.0 million recognition of deferred revenue related to the U.S. Gold Card Member Pricing program, which was terminated in December 2016.

Same store sales decreased 0.6% in domestic company-owned stores (including GNC.com sales) for the first nine months of 2018, and excluding the impact of loyalty points redeemed same store sales increased 0.8%. In domestic franchise locations, same store sales decreased 3.3%.

For the nine months ended September 30, 2018, the Company reported net income of $10.9 million and EPS of $0.13 compared with net income of $62.4 million and EPS of $0.91 for the nine months ended September 30, 2017. Excluding the expenses outlined in the table below, adjusted EPS was $0.47 and $1.12 for the nine months ended September 30, 2018 and 2017, respectively.

Cash Flow and Liquidity Metrics

For the nine months ended September 30, 2018, the Company generated net cash from operating activities of $55.7 million compared with $149.6 million for the nine months ended September 30, 2017. The decrease was primarily due to the comparative effect of a $48.8 million inventory reduction in the prior year period as part of the Company's supply chain optimization which was launched at the end of 2016. The remaining decrease was primarily related to reduced operating performance, the refinancing of the long-term debt, which resulted in $16.3 million in fees paid to third-parties and higher interest payments, partially offset by lower tax payments.

For the nine months ended September 30, 2018, the Company generated $60.6 million in free cash flow, compared with $124.8 million for the nine months ended September 30, 2017. The Company defines free cash flow as cash provided by operating activities (excluding fees relating to the debt refinancing) less cash used in investing activities. At September 30, 2018, the Company’s cash and cash equivalents were $33.3 million and debt was $1.2 billion. No borrowings were outstanding on the Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast to report its third quarter 2018 financial results on November 9, 2018 at 4:30 p.m. ET. To participate on the live call, listeners in North America may dial (888) 599-8686 and international listeners may dial (323) 794-2551.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through November 23, 2018.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - is a global health and wellness brand that helps people live well. The company is known and trusted for quality performance and nutritional supplements, and its broad assortment features innovative private-label products as well as national recognized third-party brands, many of which are exclusive to GNC.

GNC’s diversified, multi-channel business model has global reach and a well-recognized, trusted brand, and provides customers with excellent service, product knowledge and solutions. The company reaches consumers worldwide through company-owned retail locations, and domestic and international franchise activities, and e-commerce. GNC also has exceptional innovation and product development capabilities, manufactures products for third parties and generates revenue through corporate partnerships. As of September 30, 2018, GNC had approximately 8,500 locations, of which approximately 6,400 retail locations are in the United States (including approximately 2,200 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; conditions to the subsequent closings of the Harbin transaction may not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the Securities Purchase Agreement with Harbin; other risks to consummation of the Harbin transaction, including the risk that the Harbin transaction, the first subsequent closing and/or the second subsequent closing will not be consummated within the expected time period or at all; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Same Store Sales

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned store.

The Company also provides retail comparable same store sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's Consolidated Financial Statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales, royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance, including adjusted net income, adjusted EPS, adjusted EBITDA, segment operating income, and segment operating income as a percentage of segment revenue, adjusted as reflected in this release, and free cash flow. Adjusted EBITDA is defined as net income plus interest expense, net, loss on debt refinancing, income taxes and depreciation and amortization and certain other items as reflected in this release.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)
Revenue	$580,185	$612,953	$1,805,662	$1,918,139
Cost of sales, including warehousing, distribution and occupancy	395,483	411,661	1,206,351	1,277,202
Gross profit	184,702	201,292	599,311	640,937
Selling, general, and administrative	149,903	156,051	469,164	481,618
Long-lived asset impairments	14,556	3,861	14,556	23,217
Other loss (income), net	282	1,579	357	(40)
Operating income	19,961	39,801	115,234	136,142
Interest expense, net	35,732	16,339	90,448	48,300
Loss on debt refinancing	—	—	16,740	—
(Loss) income before income taxes	(15,771)	23,462	8,046	87,842
Income tax (benefit) expense	(7,181)	2,406	(2,895)	25,398
Net (loss) income	$(8,590)	$21,056	$10,941	$62,444
(Loss) earnings per share:
Basic	$(0.10)	$0.31	$0.13	$0.91
Diluted	$(0.10)	$0.31	$0.13	$0.91
Weighted average common shares outstanding:
Basic	83,412	68,354	83,326	68,296
Diluted	83,412	68,569	83,431	68,411

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended September 30,				Nine months ended September 30,
	2018		2017		2018		2017
	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$(8,590)	$(0.10)	$21,056	$0.31	$10,941	$0.13	$62,444	$0.91
Gains on refranchising	(68)	—	(190)	—	(276)	—	(314)	—
Retention (1)	2,116	0.03	—	—	5,155	0.05	—	—
Loss on debt refinancing	—	—	—	—	16,740	0.20	—	—
Joint venture start-up costs (2)	341	—	—	—	973	0.01	—	—
SG&A (3)	1,300	0.02	4,062	0.06	1,300	0.02	6,159	0.09
Long-lived asset impairments (4)	14,556	0.17	3,861	0.06	14,556	0.17	23,217	0.34
Loss on sale of Lucky Vitamin	—	—	1,696	0.02	—	—	1,696	0.02
Tax effect of items above	(4,010)	(0.06)	(2,685)	(0.04)	(6,721)	(0.07)	(10,577)	(0.15)
Reduction to valuation allowance on DTA (5)	—	—	(5,953)	(0.09)	—	—	(5,953)	(0.09)
Discrete tax benefit (6)	(3,583)	(0.04)	—	—	(3,583)	(0.04)	—	—
Adjusted	$2,062	$0.02	$21,847	$0.32	$39,085	$0.47	$76,672	$1.12

Weighted average diluted common shares outstanding	83,515		68,569		83,431		68,411

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)
Net (loss) income	$(8,590)	$21,056	$10,941	$62,444
Income tax (benefit) expense	(7,181)	2,406	(2,895)	25,398
Interest expense, net	35,732	16,339	90,448	48,300
Loss on debt refinancing	—	—	16,740	—
Depreciation and amortization (7)	11,896	12,834	36,002	43,688
Retention (1)	2,116	—	5,155	—
Joint venture start-up costs (2)	341	—	973	—
SG&A (3)	1,300	4,062	1,300	6,159
Long-lived asset impairments (4)	14,556	3,861	14,556	23,217
Loss on sale of Lucky Vitamin	—	1,696	—	1,696
Gains on refranchising	(68)	(190)	(276)	(314)
Adjusted EBITDA	$50,102	$62,064	$172,944	$210,588

(1) Relates to an incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, which vests in four installments of 25% each over the next two years. Vesting dates are on the earlier of February 2019 or the closing of the Harbin transaction, February 2019, August 2019 and February 2020.

(2) Relates to legal and other start-up costs incurred in connection with the formation of a commercial joint venture in China with Harbin Pharmaceutical Group.

(3) The current quarter includes a legal-related charge. The prior year quarter includes $2.8 million of executive placement costs primarily related to make-whole stock-based compensation awards including the impact of accelerated vesting associated with a Section 83(b) tax election and $1.3 million in legal-related charges. Prior year-to-date also includes a $2.1 million legal charge related to the outcome of litigation the Company pursued for a potential breach under its UK license agreement.

(4) The current quarter includes pre-tax impairment of long-lived assets associated with underperforming stores and other store closing costs identified in connection with the Company's detailed review of its store portfolio. The prior year quarter includes pre-tax impairment of long-lived asset impairments associated with underperforming stores. Prior year-to-date also includes pre-tax non-cash impairment of goodwill and other long-lived assets associated with its Lucky Vitamin e-commerce business.

(5) Relates to a reduction to a valuation allowance based on a change in circumstances, which caused a change in judgment about the realizability of a deferred tax asset related to net operating losses.

(6) Relates to discrete tax benefits associated with finalization of the Company’s 2017 federal income tax return.

(7) The decrease in the current year compared with the prior year was primarily due to the prior year accelerated depreciation associated with the re-platforming of the GNC.com website from a third-party to a cloud-based solution, as well as long-lived asset impairments recorded within the U.S. and Canada segment for certain of our underperforming stores in the third and fourth quarter of 2017.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2018			2017
	Q1 3/31	Q2 6/30	Q3 9/30	Q1 3/31	Q2 6/30	Q3 9/30
Contribution to same store sales:
Domestic retail same store sales	(1.2)%	(4.2)%	(3.4)%	(3.6)%	(0.5)%	(1.2)%
GNC.com contribution to same store sales	1.7%	3.8%	1.3%	(0.3)%	(0.4)%	2.5%
Total same store sales	0.5%	(0.4)%	(2.1)%	(3.9)%	(0.9)%	1.3%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash and cash equivalents	$33,348	$64,001
Receivables, net	131,951	126,650
Inventory	489,639	485,732
Prepaid and other current assets	76,536	66,648
Total current assets	731,474	743,031
Long-term assets:
Goodwill	140,844	141,029
Brand name	324,400	324,400
Other intangible assets, net	94,461	99,715
Property, plant and equipment, net	159,136	186,562
Other long-term assets	29,272	25,026
Total long-term assets	748,113	776,732
Total assets	$1,479,587	$1,519,763
Current liabilities:
Accounts payable	$159,100	$153,018
Current debt	204,480	—
Deferred revenue and other current liabilities	121,475	114,081
Total current liabilities	485,055	267,099
Long-term liabilities:
Long-term debt	1,040,646	1,297,023
Deferred income taxes	43,090	56,060
Other long-term liabilities	81,479	85,502
Total long-term liabilities	1,165,215	1,438,585
Total liabilities	1,650,270	1,705,684
Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,006,121	1,001,315
Retained earnings	554,797	543,814
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(6,382)	(5,831)
Total stockholders’ deficit	(170,683)	(185,921)
Total liabilities and stockholders’ deficit	$1,479,587	$1,519,763

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2018	2017
	(unaudited)
Net income	$10,941	$62,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	36,002	43,688
Amortization of debt costs	14,583	9,893
Stock-based compensation	5,102	6,025
Long-lived asset impairments	14,556	23,217
Gains on refranchising	(276)	(314)
Loss on debt refinancing	16,740	—
Third-party fees associated with refinancing	(16,322)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(6,080)	1,204
(Increase) decrease in inventory	(5,794)	45,753
Increase in prepaid and other current assets	(6,552)	(5,205)
Increase (decrease) in accounts payable	6,860	(19,732)
Decrease in deferred revenue and accrued liabilities	(10,565)	(19,891)
Other operating activities	(3,506)	2,486
Net cash provided by operating activities	55,689	149,568

Cash flows from investing activities:
Capital expenditures	(13,355)	(26,210)
Refranchising proceeds	2,136	3,410
Store acquisition costs	(220)	(1,930)
Net cash used in investing activities	(11,439)	(24,730)

Cash flows from financing activities:
Borrowings under revolving credit facility	261,500	177,500
Payments on revolving credit facility	(261,500)	(256,500)
Payments on Tranche B-1 Term Loan	(3,413)	(40,853)
Payments on Tranche B-2 Term Loan	(32,100)	—
Original Issuance Discount and revolving credit facility fees	(35,235)	—
Deferred fees associated with pending equity transaction	(3,443)	—
Minimum tax withholding requirements	(296)	(252)
Net cash used in financing activities	(74,487)	(120,105)

Effect of exchange rate changes on cash and cash equivalents	(416)	921
Net (decrease) increase in cash and cash equivalents	(30,653)	5,654
Beginning balance, cash and cash equivalents	64,001	34,464
Ending balance, cash and cash equivalents	$33,348	$40,118

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Nine months ended September 30,
	2018	2017
	(unaudited)

Net cash provided by operating activities	$55,689	$149,568
Capital expenditures	(13,355)	(26,210)
Refranchising proceeds	2,136	3,410
Store acquisition costs	(220)	(1,930)
Third-party fees associated with refinancing	16,322	—
Free cash flow	$60,572	$124,838

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(unaudited)
Revenue:
U.S. and Canada	$476,519	$492,383	$1,506,250	$1,556,818
International	51,407	48,458	140,107	132,022
Manufacturing / Wholesale:
Intersegment revenues	63,695	58,037	193,596	175,335
Third-party	52,259	51,286	159,305	163,117
Subtotal Manufacturing / Wholesale	115,954	109,323	352,901	338,452
Total reportable segment revenues	643,880	650,164	1,999,258	2,027,292
Other	—	20,826	—	66,182
Elimination of intersegment revenues	(63,695)	(58,037)	(193,596)	(175,335)
Total revenue	$580,185	$612,953	$1,805,662	$1,918,139
Operating income:
U.S. and Canada	$11,466	$31,864	$100,559	$134,844
International	16,468	16,169	46,624	46,825
Manufacturing / Wholesale	16,869	19,168	47,722	55,072
Total reportable segment operating income	44,803	67,201	194,905	236,741
Corporate costs	(24,732)	(25,558)	(79,511)	(79,839)
Other	(110)	(1,842)	(160)	(20,760)
Unallocated corporate costs and other	(24,842)	(27,400)	(79,671)	(100,599)
Total operating income	$19,961	$39,801	$115,234	$136,142

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Nine months ended September 30,
	2018	2017
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,423	3,513
Store openings	18	47
Acquired franchise stores(b)	20	46
Franchise conversions(c)	(4)	(2)
Store closings	(174)	(136)
End of period balance	3,283	3,468
Domestic Franchise:
Beginning of period balance	1,099	1,178
Store openings	10	22
Acquired franchise stores(b)	(20)	(46)
Franchise conversions(c)	4	2
Store closings	(45)	(30)
End of period balance	1,048	1,126
International(d):
Beginning of period balance	2,015	1,973
Store openings	42	207
Store closings	(89)	(105)
End of period balance	1,968	2,075
Store-within-a-store (Rite Aid):
Beginning of period balance	2,418	2,358
Store openings	42	62
Store closings (e)	(218)	(6)
End of period balance	2,242	2,414
Total Stores	8,541	9,083
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland and China.
(e) In 2018, store closings primarily related to Walgreens acquisition of certain Rite Aid locations.

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com